Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

ATRM HOLDINGS, INC.

Up To [●] Shares of Common Stock
Issuable Upon the Exercise of Subscription Rights

[●], 2015

To Our Clients:

Enclosed for your consideration are the Prospectus, dated [●], 2015 (the “Prospectus”), and the Instructions for Use of Subscription Rights Certificates and Election Form relating to the distribution by ATRM Holdings, Inc. (the “Company”) to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on [●], 2015 (the “Record Date”), in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[●] per share (the “Subscription Price”). The Rights are described in the accompanying Prospectus.

In the Rights Offering, up to an aggregate of [●] shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [●], 2015 (the “Expiration Date”). Any Rights that are not exercised prior to 5:00 pm, Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right gives the holder thereof the right to purchase from the Company [●] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[●] per share, subject to the NOL Protection Mechanics (as defined in the Prospectus). The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights that would entitle you to purchase [●] shares of Common Stock for $[●] per share.

In addition, Record Holders who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[●] per share, for a portion of any shares of Common Stock that other Record Holders do not purchase through the exercise of their Basic Subscription Right (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full, subject to the NOL Protection Mechanics. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Privilege requests, the available shares will be distributed proportionately among the holders of Rights who exercise their Over-Subscription Privilege based on the number of shares each Rights holder subscribed for under their Basic Subscription Right. The Company will not issue fractional shares through the exercise of the Over-Subscription Privilege. Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

Also, the Company has NOL Protection Mechanics in place to preserve its ability to utilize its net operating loss carryforwards (“NOLs”), including the ability to limit the amount of shares that certain shareholders may over-subscribe for. Shareholders who currently own, directly or indirectly, 62,199 shares or more of Common Stock or would potentially increase their direct or indirect holdings of Common Stock from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares by virtue of the exercise of their Basic Subscription Right and/or Over-Subscription Privilege in the Rights Offering, may not be able to subscribe or over-subscribe to the extent otherwise allowable. If you currently own, directly or indirectly, 62,199 shares or more of Common Stock, or would potentially increase your direct or indirect holdings of Common Stock from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares but would like to participate in the Rights Offering, please contact the Company’s information agent, InvestorCom, Inc., to discuss your level of subscription, by email at info@investor-com.com, by telephone at (877) 972-0090 (toll free) or by mail at InvestorCom, Inc., 65 Locust Avenue, New Canaan, CT 06840. The Company will only permit such shareholders to participate in the Rights Offering up to such amounts as will not jeopardize its NOLs. The Company will reduce the amount of a subscription or an over-subscription exercise by the amount necessary to preserve its ability to utilize its NOLs. See “The Rights Offering — NOL Protection Mechanics” in the Prospectus.

The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”) registered in the names of the Record Holders of the shares of Common Stock for which the Rights are being distributed. Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Rights to any other party.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the accompanying Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Privilege should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering.

The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Because we must submit your subscription and payment in advance of 5:00 p.m., Eastern Time, on the Expiration Date, we must receive your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Privilege, no later than [●], 2015. Once you have exercised your Rights pursuant to the Basic Subscription Right and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the Beneficial Owner Election Form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY’S INFORMATION AGENT, INVESTORCOM, INC., BY EMAIL AT INFO@INVESTOR-COM.COM, BY TELEPHONE AT (877) 972-0090 (TOLL FREE) OR BY MAIL AT INVESTORCOM, INC., 65 LOCUST AVENUE, NEW CANAAN, CT 06840.

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